Exhibit 99

       MDU Resources Announces First Quarter Earnings

BISMARCK, ND - April 24, 2001 - MDU Resources Group, Inc.
(NYSE:MDU) announced financial results for the three months ended March 31, 2001, showing consolidated earnings of $32.5 million compared to $13.2 million for the same period last year. Earnings per common share, diluted, reached 49 cents, compared to 23 cents a year ago. Revenues set a first quarter record, totaling $641 million, a 72 percent increase over those a year ago while operating income more than doubled, reflecting the successful implementation of the company's growth initiatives.

"First quarter earnings increased 147 percent due largely to an increase in natural gas and oil production volumes combined with higher commodity prices as compared to the similar period last year," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Natural gas and oil volumes increased by a combined 36 percent while both natural gas and oil prices were significantly higher than a year ago."

"As a result of the continuing strength in all of our lines of business, we have increased our annual earnings projections. We now project our earnings growth rate for 2001 to exceed 25 percent which translates to earnings per share, diluted, from operations for 2001 in the $2.30 to $2.50 range," White said.

Since January 1, 2001, the company has made two sizeable acquisitions. The first occurred in January when Capital Electric Companies of Kansas City, Missouri, joined the utility services subsidiary. Capital Electric has annual revenues of more than $90 million and specializes in power line construction, repair and maintenance;
industrial electrical construction and service; powerhouse electrical construction; and datacom services, including all aspects of data and telecommunications contracting.
The second occurred in mid-April when Bauerly Brothers, Inc., of Sauk Rapids, Minnesota, merged with the construction materials and mining subsidiary. Bauerly is a general contractor specializing in paving highways, supplying ready-mixed concrete and other construction materials with annual revenues over $100 million. In 2000, Bauerly produced more than five million tons of aggregates.
The market served by Bauerly contains many of the fastest growing counties in Minnesota and is among the fastest growing areas in the United States. With the acquisition of Bauerly, Knife River's aggregate reserves are nearly one billion tons. Both of these acquisitions are expected to add to earnings per share.

The company's ongoing drilling program at its long-held natural gas and oil properties along with an April 2000 acquisition of natural gas exploration and production operations involved in the development of coal bed natural gas, helped boost natural gas and oil production by a combined 36 percent for the first quarter. Realized natural gas prices were 159 percent higher than the same period last year while realized oil prices were 24 percent higher than a year ago.

Electric segment earnings increased by nearly 50 percent, largely the result of increased wholesale sales volumes at prices significantly higher than a year ago, reflecting the strength in wholesale power markets and lower fuel and purchased power costs.

Earnings at the natural gas distribution segment increased slightly, due to higher sales resulting from weather that was colder than last year combined with earnings from the Great Plains Natural Gas Co. acquisition last summer.

Higher earnings at the company's utility services operations during the first quarter resulted largely from higher-margin fiber-optic-cable installation projects at its Rocky
Mountain operations and from acquisitions since the comparable period last year. In addition to ongoing contracts, major contracts totaling $33 million have been signed during this quarter.

"We are optimistic about earnings prospects from our construction materials and mining segment for the next three quarters," White said. "As anticipated, this segment experienced seasonal first quarter losses from existing operations, combined with normal seasonal losses from 10 acquisitions made since the first quarter of last year. Partially offsetting the 2001 first quarter seasonal losses at the construction materials and mining segment were increased sales at existing construction materials operations, mainly due to higher aggregate and ready-mixed concrete volumes. The construction materials business has approximately $197 million in backlog, as of mid-April 2001, including the Bauerly backlog. The company anticipates that a significant amount of the current backlog will be completed during the 2001 construction season."

At the company's pipeline and energy services segment, earnings declined somewhat as increased natural gas throughput was more than offset by higher operation and maintenance expenses. This business segment expects to see natural gas throughput increases throughout the year related to the transportation of increased coal bed natural gas quantities produced from the Powder River Basin.

The information in this release includes certain forward-looking statements, including statements by the chairman of the board, president and chief executive officer of MDU Resources and earnings per share estimates, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), natural gas and oil commodity prices, drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 2000 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.


                       * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                              MDU RESOURCES GROUP, INC.
                              COMPARATIVE HIGHLIGHTS

                                                           THREE MONTHS ENDED
                                                                 MARCH 31,
                                                              2001     2000
Revenues (in millions):
   Electric                                                $  43.0    $  40.3
   Natural gas distribution                                  140.9       62.4
   Utility services                                           67.3       22.8
   Pipeline and energy services                              269.6      168.3
   Natural gas and oil production                             71.6       27.2
   Construction materials and mining                          92.6       75.6
   Intersegment eliminations                                 (43.8)     (24.6)
      Total                                                $ 641.2    $ 372.0

Operating Income (in millions):
   Electric                                                $  10.4    $   7.8
   Natural gas distribution                                    5.5        4.9
   Utility services                                            4.5        1.1
   Pipeline and energy services                                6.1        6.7
   Natural gas and oil production                             46.6       11.4
   Construction materials and mining                          (9.6)      (2.5)
       Total                                               $  63.5    $  29.4

Net Income (in millions)                                   $  32.7    $  13.4

Earnings on Common Stock (in millions):
   Electric                                                $   4.8    $   3.2
   Natural gas distribution                                    2.7        2.6
   Utility services                                            2.0        0.5
   Pipeline and energy services                                2.4        2.7
   Natural gas and oil production                             28.0        6.4
   Construction materials and mining                          (7.4)      (2.2)
      Total                                                $  32.5    $  13.2

Earnings Per Common Share - Basic                          $  0.50    $  0.23
Earnings Per Common Share - Diluted                        $  0.49    $  0.23
Weighted Average Common Shares Outstanding -
   Basic (in millions)                                        65.4       57.1
Weighted Average Common Shares Outstanding -
   Diluted (in millions)                                      66.0       57.2

Electric (thousand KWH)
   Retail sales                                            549,642    546,516
   Sales for resale                                        267,638    256,778

Natural Gas Distribution (Mdk)
   Sales                                                    16,215     13,286
   Transportation                                            4,181      3,422

Pipeline and Energy Services
   Transportation (Mdk)                                     18,939     19,993
   Gathering (Mdk)                                          14,563      7,068

Natural Gas and Oil Production
   Natural gas (MMcf)                                        9,689      6,466
   Oil (000's of barrels)                                      494        471

Construction Materials and Mining (000's)
   Aggregates (tons)                                         2,689      2,126
   Asphalt (tons)                                              124         93
   Ready-mixed concrete (cubic yards)                          391        288
   Coal (tons)                                                 904        678



              Investment Highlights        April 24, 2001

The following information highlights the key growth strategies and projections for MDU Resources Group, Inc. for each of its six major business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements" that could cause actual future results to differ materially from the company's targeted projections.

MDU Resources Group, Inc.

  -Over the past five years, the company has experienced a compound annual earnings per share growth rate of approximately 14 percent. Currently, the company anticipates that its earnings per share growth rate from operations for this year will be in excess of 25 percent.
  -Earnings per share, diluted, from operations for 2001 are projected in the $2.30 to $2.50 range.
  -The company expects the percentage of 2001 earnings per share from operations by quarter to be in the following approximate ranges:
   - First Quarter - 20 to 25 percent
   - Second Quarter - 20 to 25 percent
   - Third Quarter - 30 to 35 percent
   - Fourth Quarter - 20 to 25 percent
  -The company expects to issue and sell equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
  -The company anticipates investing over $350 million in growth and ongoing capital expenditures during 2001, including potential future acquisitions.
  -Based on existing operations, annual goodwill amortization expense is expected to be approximately $4.7 million.
  -In January, the company was named to the Forbes magazine
   "Platinum List of America's 400 Best Big Companies." To make the Platinum 400, Forbes says, a company "must be an industry leader in long-term and short-term return on capital, growth in both sales and earnings and in still other financial metrics."
  -In March, Standard & Poor's added MDU Resources to its MidCap
   400 Index.
  -MDU Resources also recently made its first appearance on the Fortune 1000 list based on 2000 revenues of $1.9 billion.

  Electric
  -Owns or contracts for approximately 500 megawatts of electricity and owns and operates approximately 3,100 miles of transmission lines and over 4,000 miles of distribution lines.
  -Set a peak record for on-system electric usage on August 11, 2000. This system peak demand of 432 megawatts was approximately a 3 percent increase over 1999's peak.
  -Due to growing electric demand, a gas-fired 40-megawatt electric plant may be added in the three to five year planning horizon.
  -Currently, the company is working with the North Dakota
   Lignite Research Council to determine the feasibility of constructing a 500 megawatt class lignite fired power plant in western North Dakota.

  Natural Gas Distribution
  -Annual natural gas throughput for 2001 is expected to be approximately 55 million decatherms, with about 39 million decatherms from sales and 16 million from transportation.
  -The number of natural gas retail customers at existing operations is expected to grow by approximately 1.5 to 2 percent on an annual basis over the next three to five years.
  -This business segment expects growth in sales of new value-added products and services, such as appliance repair contracts and home security systems.

  Utility Services
  -Offers a full line of services to strengthen the nation's electric, gas and communications networks.
  -Operations are divided into four regions covering the United
   States. Currently, this segment is licensed to do business in 39 states.
  -This segment is growing both internally and through acquisitions of utility services companies. The company's strategy is to acquire utility services businesses that are well managed, have excellent reputations and are growth-driven.
  -Revenues for the utility services segment are expected to exceed $300 million in 2001.
  -This business segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 20 to 25 percent over the next five years.

  Pipeline and Energy Services
  -This business segment's pipeline and storage services cover seven states in the Rocky Mountains and Upper Midwest.
  -Two pipeline projects related to the company's coal bed natural gas drilling program in the Powder River Basin of Wyoming and Montana were completed in 2000. The two projects provide the pipeline company the ability to move approximately 40 percent more coal bed natural gas through its system than has historically been transported, as well as enabling additional deliveries to other pipeline systems.
   The largest project involved building a 75-mile, nonregulated pipeline through the heart of the basin, to move gas produced from throughout the Powder River Basin to interconnecting pipeline systems, including the company's own transmission system.
  -In 2001, natural gas throughput for this segment is expected to increase by approximately 10 to 20 percent.
  -This segment continues business development activities looking for assets and resources or system expansions that add value to existing operations through further vertical integration of its natural gas delivery and storage systems.

  Natural Gas and Oil Production
  -During 2000, the company-operated portion of this segment's natural gas and oil production business drilled 291 developmental wells in the Powder River Basin of Wyoming and Montana and 75 developmental wells in other operated properties located in Montana. Of the 366 wells drilled, 363 were completed. During the same time frame, the company's non-operated portion of this segment's natural gas and oil production business participated in drilling a total of 90 wells, of which 72 were completed.
  -The 2001 drilling program is projected to include over 500 wells, 90 percent of which are expected to be drilled on operated properties and the emphasis will continue to be on natural gas. The 2001 drilling program is expected to be the single largest drilling program in its history.
  -During the first quarter of 2001, 159 wells were drilled, 98 percent of which were completed.
  -Combined natural gas and oil production in 2000 totaled 40.5
   Bcf equivalents - a daily average of 111,000 Mcf equivalents. For the month of March 2001, combined production averaged 135,500 Mcf equivalents per day, which was 38 percent higher than March 2000.
  -Currently, there are approximately 165 wells producing in the Powder River Basin of Wyoming and Montana. For the month of March, gross production averaged 19,200 Mcf equivalents per day.
  -For the first quarter of 2001, combined natural gas and oil production increased 36 percent when compared to the same period last year. Combined natural gas and oil production at this business segment is expected to be approximately 30 percent higher in 2001 than in 2000.
  -Proved natural gas and oil reserves at December 31, 2000, were over 400 Bcf equivalents, of which approximately 77 percent were natural gas.
  -The company's estimates for natural gas prices in the Rocky
   Mountain region for April through December 2001 are in the range of $3.15 to $4.15 per Mcf. The company's estimates for natural gas prices on the NYMEX for April through December 2001 are in the range of $3.75 to $4.75 per Mcf.
  -The company's estimates for NYMEX crude oil prices are in the range of $23 to $27 per barrel for April through December 2001.
  -This business segment has entered into hedging arrangements for a portion of its 2001 production. The company has entered into swap agreements and fixed price forward sales representing approximately 25 to 30 percent of 2001 estimated annual natural gas production. Natural gas swap prices range from $4.57 to $5.39 per Mcf based on NYMEX and $4.04 to $4.44 per Mcf for Rocky Mountain gas sales. In addition, approximately 35 to 40 percent of 2001 estimated annual oil production is hedged at NYMEX prices ranging from $27.51 to $29.22 per barrel.

  Construction Materials and Mining
  -The construction materials and mining business estimates that it currently has nearly one billion tons of economically recoverable aggregate reserves. These reserves are strategically located and represent more than a 40-year supply at current consumption levels.
  -Including the effects of acquisitions completed in 2000 and 2001, aggregate, asphalt and ready-mixed concrete volumes are expected to increase by approximately 35 to 45 percent, 80 to 90 percent and 35 to 45 percent, respectively, in 2001.
  -As of mid-April, the construction materials and mining unit had approximately $197 million in backlog.
  -Since 1992, this business segment has grown from $45 million in annual revenues to $631 million in 2000. This segment expects to achieve compound annual revenue and earnings growth rates of approximately 10 to 20 percent over the next five years.
  -Earnings are expected to increase from a combination of acquisitions and by optimizing both synergies and improvements at existing operations.

Safe Harbor for Forward-looking Statements

The information in this document includes certain forward-looking statements, including statements regarding earnings per share estimates, accretion to earnings, geographic and product diversity, growth and efficiency strategies, business opportunities and production increases, within the meaning of
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), natural gas and oil commodity prices, drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 2000 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.